EXHIBIT 5.1

CUTLER LAW GROUP                                        M. Richard Cutler, Esq.*
                                                        M Gregory Cutler, Esq.**
Attorneys at Law
                                                 *Admitted in California & Texas
www.cutlerlaw.com                                          **Admitted in Florida
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                                  May 3, 2011

High Plains Gas, Inc.
3601 Southern Drive
Gillette, Wyoming 82718

Ladies and Gentlemen:

     You have requested our opinion as counsel for High Plains Gas, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the offering by the Company of 100,000 shares of Company common stock issuable in connection with certain Legal Services Agreements.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about April 26, 2011 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              \s\ M. Richard Cutler
                              Cutler Law Group